Prospectus Supplement No. 1 (To Prospectus Dated July 31, 2017)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-214073

IOVANCE BIOTHERAPEUTICS, INC.

Common Stock

This Prospectus Supplement supplements, and should be read in conjunction with, our Prospectus included in Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (Registration No. 333-214073) dated July 31, 2017 (the “Prospectus”). This Prospectus Supplement must be delivered with the Prospectus.

The information in the Prospectus in the section titled “Selling Stockholders” is amended by this Prospectus Supplement to reflect changes in our registered securities by Ashish Jhingan, Dolly Jhingan, Ashish Jhingan & Dolly Jhingan JT WROS, Prasad Family Trust UAD 08/18/11, Subir Prasad, Trustee, and Joseph Telushkin.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 26, 2017.

SELLING STOCKHOLDERS

SUPPLEMENTAL INFORMATION

The table beginning on page 7 of the Prospectus in the section titled “Selling Stockholders” is amended as follows.

The table is hereby revised to reflect the following transfers: (i) Ashish Jhingan, Dolly Jhingan, and Ashish Jhingan & Dolly Jhingan JT WROS transferred warrants to purchase 37,500 shares of our common stock to OTA LLC. (ii) Joseph Telushkin transferred 3,185 shares of common stock to Shira Telushkin, Benjamin Telushkin, Naomi Telushkin, and Congregation Ramath Orah. In addition, the table is revised to adjust and correct the number of shares owned by Prasad Family Trust UAD 08/18/11, Subir Prasad, Trustee. OTA LLC, Shira Telushkin, Benjamin Telushkin, Naomi Telushkin, Congregation Ramath Orah, Joseph Telushkin, and Prasad Family Trust UAD 08/18/11, Subir Prasad, Trustee shall henceforth be treated as a selling stockholder for purposes of the Prospectus. The beneficial ownership information for the selling stockholder listed below is as of October 26, 2017.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering
Selling Stockholder	Number of Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent
OTA LLC	37,500(4)	*	37,500	0	-

Shira Telushkin	800(2)	*	800	0	-

Benjamin Telushkin	1,000(2)	*	1,000	0	-

Naomi Telushkin	500(2)	*	500	0	-

Congregation Ramath Orah	885(2)	*	885	0	-

Joseph Telushkin	500(2)	*	500	0	-

Prasad Family Trust UAD 08/18/11, Subir Prasad, Trustee	20,000(2)	*	20,000	0	-

*	Less than 1%

(2)	Consists solely of currently outstanding shares of common stock.
(4)	Consists solely of shares of common stock issuable upon exercise of a November 2013 Warrant.

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